Exhibit 99.1

SREIT Appoints Nora Creedon Chief Executive Officer

MIAMI BEACH, Fla., May 14, 2025 – Starwood Real Estate Income Trust, Inc. (“SREIT”), a non-listed REIT managed by Starwood Capital Group (“Starwood Capital”), today announced that Nora Creedon, a seasoned real estate investment executive with nearly two decades of REIT leadership experience, has been appointed SREIT’s President and Chief Executive Officer effective July 28, 2025. Ms. Creedon will succeed Sean Harris who is stepping down to pursue other opportunities.

Ms. Creedon joins SREIT after 18 years at Goldman Sachs, where she most recently served as CEO and President of GS REIT, a non-traded equity REIT, and as a Managing Director in the Private Real Estate Group within the firm’s Asset & Wealth Management division. Ms. Creedon was also a member of the firm’s Global Real Estate Investment Committee and oversaw the real estate investments of the Exchange Fund series. Previously, Ms. Creedon was the Global Head of REITs and infrastructure strategies within Fundamental Equity investing at Goldman Sachs and spent several years at Fidelity Investments and Fortress Investment Group.

“On behalf of the team, I am thrilled to welcome Nora to SREIT,” said Barry Sternlicht, CEO of Starwood Capital and Chairman of SREIT. “Nora brings exceptional leadership and a proven track record in real estate investing, positioning her to build on SREIT’s strong foundation and drive continued growth. Since its launch more than six years ago, SREIT has been focused on a simple strategy: investing in high-quality, well-located real estate in a vehicle designed to provide investors with capital appreciation potential driven by attractive, stable, tax-efficient income and low volatility and correlation to public markets.

"With Nora’s leadership and the dedication of our talented team, I’m confident that SREIT will continue to execute on its objectives and deliver strong results for our stockholders.”

“It is a tremendous opportunity to work alongside Barry and the team at SREIT, particularly at such a dynamic time in the market,” said Ms. Creedon. “SREIT is a high-quality, well-positioned portfolio, with 87% strategically allocated across Rental Housing, Industrial assets, and Real Estate Loans. I’m excited to continue the work ahead and serve as a steward of our stockholders’ hard-earned capital.”

“We are proud to have an executive of Nora’s caliber leading our commitment to the long-term success of SREIT,” said Jonathan Pollack, President of Starwood Capital. “The private wealth business is incredibly important to Starwood Capital. As demand for alternative investments grows, we’re focused on delivering strategic and differentiated solutions. In addition to SREIT, Starwood Capital manages products across the real estate spectrum, including funds focused on senior secured real estate debt and vehicles set up for 1031 exchanges that are designed to support tax and estate planning. We aim to serve the evolving needs of the private wealth community with the same rigor and excellence we bring to our institutional business.”

Sternlicht added: “I also want to extend my sincere thanks to Sean for his outstanding contributions to Starwood Capital. We’re grateful for his years of leadership, and he will work closely with Nora over the coming months to ensure a smooth and thoughtful transition.”

Exhibit 99.1

About Starwood Capital Group

Starwood Capital Group is a private investment firm with a core focus on real assets globally. Since its inception in 1991, Starwood Capital Group has raised over $80 billion of capital, and currently has ~$115 billion of assets under management. Through a series of comingled opportunity funds and Starwood Real Estate Income Trust, Inc. (SREIT), a non-listed REIT, the Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving.

Starwood Capital also manages Starwood Property Trust (NYSE: STWD), the largest commercial mortgage real estate investment trust in the United States, which has successfully deployed over $102 billion of capital since inception and manages a portfolio of over $25 billion across debt and equity investments. Additionally, Starwood Capital manages approximately $4 billion in several private debt funds investing across the globe.

Starwood's large owned portfolio and its active affiliates provide significant real-time information that can be acted on, across asset classes and geographies. These affiliates include: Starwood's in-house property management company with over 2,000 people, Starwood Digital Ventures – Starwood's in-house data center platform with over 60 people fully dedicated to Starwood's data center investment strategy, Starwood Hotels – Starwood's affiliated hotel brand management team with almost 4,000 professionals, Essex Title – which acts as a title agent for one or more underwriters in issuing title policies and/or providing support services, and Starwood Oil & Gas – which leverages Starwood's industry knowledge and extensive transactional experience to capitalize on conventional and unconventional assets in North America. Over the past 33 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at www.starwoodcapital.com, www.starwoodnav.reit, www.starwoodpropertytrust.com and www.starwoodhotels.com.

Media Contacts

H/Advisors Abernathy

Tom Johnson: tom.johnson@h-advisors.global, (212) 371-5999

Dan Scorpio, dan.scorpio@h-advisors.global, (646) 899-8118

This press release is not an offer to sell nor a solicitation of an offer to buy any securities.